Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated April 17, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audits related to the financial statements of Hylete, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, stockholder’s deficit, and cash flows for the years then ended, and the related notes to the financial statements.

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated April 17, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, on our audits related to the financial statements of GRACEDBYGRIT, Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, stockholder’s deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

San Diego, California

March 27, 2020